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                                                                     EXHIBIT 4.3

                      UST CORP. DIVIDEND REINVESTMENT PLAN

    Your signing this Authorization Form on the other side and returning it to UST Corp. authorizes United States Trust Company to act on your behalf as described in the Prospectus.

                       INVESTMENT OPTIONS UNDER THE PLAN

    1. FULL DIVIDEND REINVESTMENT -- Dividends on all UST Corp. Common Stock owned by you and credited to your dividend reinvestment account will be reinvested in additional Common Stock.

    2. PARTIAL DIVIDEND REINVESTMENT -- Dividends on the number of shares specified as well as the dividends on shares credited to your account will be reinvested in additional Common Stock. Dividends on the remaining shares not covered by the Plan will be mailed to you.

    3. OPTIONAL CASH PAYMENTS -- You may make optional cash payments for the purchase of additional shares of the Company's Common Stock in accordance with the Plan, with or without participation in dividend reinvestment.

    Please address inquiries concerning your account to UST Corp. Dividend Reinvestment Plan, 40 Court Street, Boston, MA 02108, ATTN: Asset Management Department, or you may call UST Corp. at (617) 726-7262.
THIS IS NOT A PROXY -- DO NOT RETURN UNLESS YOU WISH TO PARTICIPATE IN THE PLAN

                                   UST CORP.
               AUTHORIZATION FORM FOR DIVIDEND REINVESTMENT PLAN

To: UST CORP. Dividend Reinvestment Plan, 40 Court Street, Boston, MA 02108,
ATTN: Asset Management Department

Please enroll my Common Stock account in the UST Corp. Dividend Reinvestment Plan as indicated below.

Please print name(s)_________________  Signature(s) of Registered _____________
exactly as shown on                    Owner(s) (All Owners
Stock Certificate____________________  must sign)

Address for Account__________________  ________________________________________
                                       Enter Soc. Sec. or Taxpayer ID Number
                   __________________
                                       Date:___________________________________

CHECK APPROPRIATE BOXES
1. / / FULL DIVIDEND REINVESTMENT -- Please reinvest all dividends for this account.
2. / / PARTIAL DIVIDEND REINVESTMENT -- Please reinvest dividends on ______ shares for this account.
3. / / OPTIONAL CASH PAYMENTS -- Please purchase additional shares in the amount of $______________ (minimum $100; maximum $3000/Quarter). My check is enclosed.
THIS IS NOT A PROXY                                   PLEASE SEE REVERSE OF FORM
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                           ARTICLE IV - PARTICIPATION

         4.1 If a stockholder elects to participate in the dividend reinvestment feature of the Plan, the Company will apply all or a portion of the participating stockholder's cash dividends on shares held by the participant and on shares credited to the participant's account under the Plan to the purchase of additional shares of Common Stock. If a stockholder elects to participate in the optional cash feature of the Plan, a participant may elect to make an optional cash payment in an amount not to exceed $3,000.00 per quarter. In any given quarter, optional cash payments must be at least $100.00 per payment. Optional cash payments (which will not accrue interest) will be used to purchase additional shares of the Company's Common Stock which will be credited to the participant's account.

         4.2 Each participant in the Plan will receive quarterly statements of account.

         4.3 Reinvested dividends for a particular Investment Date, together with optional cash payments received during a time period commencing twenty (20) days prior to the Investment Date and ending five (5) business days prior to the applicable Investment Date, will be invested in Common Stock, in the discretion of the Company, either by (i) the Agent purchasing authorized but unissued (or treasury) shares of Common Stock directly from the Company ("New Shares") or (ii) an independent stock purchasing agent ("Independent
                  Agent") to be designated by the Company or its Agent purchasing outstanding shares of Common Stock in the over-the-counter market or in private transactions ("Outstanding Shares"). If the Company elects the purchase of New Shares for a particular Investment Date, the New Shares will be purchased on the Investment Date. If the Company elects the purchase of Outstanding Shares for a particular Investment Date, the Outstanding Shares will be purchased by the Independent Agent as soon as reasonably practicable after the Investment Date, but with no mandatory maximum period of time for such purchases. It is recognized that, to the extent Outstanding Shares are to be purchased, laws, regulations or other restrictions may require the temporary curtailment or suspension of purchases of Outstanding Shares under this Plan. Neither the Company, the Agent, nor the Independent Agent shall be responsible for or have any liability on account of any inability to purchase Outstanding Shares at or within any particular time. The Investment Date is the date on which a dividend payment is made (usually quarterly).

         4.4 Each participant's account will be credited with that number of shares, including fractions computed to three decimal places, equal to the total amount of cash dividends and optional cash payments invested divided by the applicable purchase price as described in Section 4.5 below.

         4.5 The price of New Shares purchased with reinvested dividends and optional cash payments on any Investment Date by participants will be 100% of the average of the daily high and low prices of the Common Stock for the ten trading days immediately preceding the dividend payment date, as reported in THE WALL STREET JOURNAL Eastern Edition for stocks traded on the Nasdaq National Market System. The price of Outstanding Shares purchased by the Independent Agent with reinvested dividends and optional cash payments with respect to any Investment Date will be the average price (excluding brokerage commissions, if any) of all Outstanding Shares purchased for the participants in the Plan with respect to that particular Investment Date (since participants' funds will be commingled with those of other security holders of the Company participating in the Plan).
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         4.6      Participants will be credited with dividends on fractions of shares held in their Plan accounts.

         4.7 The Authorization Form directing the Company to reinvest participants' dividends must be received by the Agent on or before the date set by the Company's Board of Directors for determining stockholders of record entitled to receive a dividend ("Record Date"). If the Authorization Form is received after the Record Date, reinvestment of dividends will not begin until the next dividend period. An Authorization Form directing the Company to make an optional cash payment accompanied by good funds in the full amount of such payment must be received by the Agent during a time period commencing twenty (20) days prior to the Investment Date and ending five
                  (5) business days prior to the applicable Investment Date.

                      ARTICLE V - ISSUANCE OF CERTIFICATES

         5.1 Certificates for shares of Common Stock purchased under the Plan will normally not be issued to participants. Instead, the number of shares credited to a participant's account will appear on his or her quarterly statement of account.

         5.2 The Company will issue certificates for shares credited to a participant's account upon his written request. Such shares will then be issued to the participant and withdrawn from his account under the Plan. The Company will not issue certificates for fractions of shares.

         5.3      Shares credited to a participant's account may not be pledged.

                     ARTICLE VI - WITHDRAWAL AND TERMINATION

         6.1 A participant must notify the Company in writing of his intent to withdraw from the Plan. Upon a participant's withdrawal from the Plan or upon termination of the Plan, certificates for whole shares credited to a participant's account will be issued and cash payments will be made for fractional shares.

         6.2 A participant may withdraw from the Plan at any time. If the request to withdraw is received prior to the Record Date, such request will be processed effective on the day following receipt of the request by the Agent. However, if the request to withdraw is received by the Agent on or after the Record Date, such dividend will be reinvested for the participant's account. The request for withdrawal will then be processed as promptly as possible following such Investment Date. All subsequent dividends will be paid in cash to the former participant unless the participant re-enrolls in the Plan, which the participant may do at any time.

         6.3 Any fractional shares will be paid for in cash by the Company upon a participant's withdrawal. The cash payment for any fractional share will be based on the closing price of the Common Stock as quoted by the Nasdaq System on the last business day on which the Common Stock is traded preceding the day the withdrawal request is effectively processed by the Agent.

         6.4 The Company reserves the right to suspend, modify or terminate the Plan at any time. The Company will notify each participant of any suspension, modification or termination. With respect to the optional cash feature of the Plan, the Company will notify participants at least seven (7) days in advance of the Investment Date.
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                           ARTICLE VII - MISCELLANEOUS

         7.1 If a participant sells or transfers all of the shares of Common Stock registered in his name, the Company will continue to reinvest the dividends on the shares credited to such participant's account until notified in writing by the participant to do otherwise.

         7.2 If the Company issues to existing stockholders the right to purchase additional shares of Common Stock in proportion to shares already owned, the rights will be issued to the participants.

         7.3 Any stock dividends or split shares distributed by the Company on shares credited to the account of a participant will be added thereto.

         7.4 A participant's shares will be voted in accordance with the participant's direction through a proxy. Participants will receive a proxy card indicating total shares held including shares held under the Plan.

         7.5 Neither the Company nor the Agent will be liable for any acts done in good faith or for any good faith omission to act.

         7.6 The Company will comply with income tax withholding provisions on dividends, if applicable.

         7.7 Neither the Company nor the Agent will directly or indirectly negotiate with the Independent Agent the terms upon which the Independent Agent may purchase shares of the Company's Common Stock on the over-the-counter market. The Independent Agent will not be controlled, directly or indirectly, by the Company or by any subsidiaries of the Company.